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				STERLING SUGARS, INC.
                          COMPUTATION OF EARNINGS PER SHARE

                                                   Year Ended July 31,
                                               1999        1998       1997
                                            ---------------------------------
 Primary
  Income                                    $  604,964 $ 1,957,197 $  640,577
					    ========== =========== ==========

 Shares
  Weighted average number of common
  shares outstanding                         2,500,000   2,500,000  2,500,000
					    ---------- ----------- ----------
  Primary earnings per share                      $.24        $.78       $.26
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                                     IV-12                             -37-